UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 28, 2008
HARRIS STRATEX NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33278	20-5961564

(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

Address of principal executive offices:	637 Davis Drive, Morrisville, NC 27560
Registrant’s telephone number, including area code:	(919) 767- 3250
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
          On July 30, 2008, Harris Stratex Networks, Inc. (“Harris Stratex” or the “Company”) issued a press release reporting an update on its results of operations for the quarter and year ended June 27, 2008. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference in response to this item. In addition, the information provided in response to Item 4.02, below, is incorporated by reference in response to this item.
          The information, including Exhibit 99.1, in this Item 2.02 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Item 2.02 shall not be incorporated by reference into any filing under the Securities Act of 1933, except as shall otherwise be expressly set forth by specific reference in such filing.
Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
          During the course of the fiscal 2008 year-end close, accounting errors were identified by the company, which caused previously reported financial statements, including fiscal years 2005 through 2007 and the first three quarters in fiscal 2008 to be incorrect. On July 27, 2008, the Company’s management concluded and informed the board of directors that the Company’s interim consolidated financial statements for the first three fiscal quarters of fiscal 2008 (the quarters ended March 28, 2008, December 28, 2007 and September 28, 2007) and the fiscal years ended June 29, 2007, June 30, 2006, and July 1, 2005 should no longer be relied upon because of errors in such financial statements. On July 28, 2008, the Audit Committee of the board of directors concluded, based on management’s recommendation, that as a result of these errors, the Company shall restate the financial statements for these periods.
          The majority of these non-cash adjustments related to project work in process accounts within a cost accounting system at one location and were caused by project cost variances that were recorded on the balance sheet and not recorded to cost of sales in a timely manner or in the period to which they related. In addition, the Company identified errors in balancing intercompany accounts which resulted in an overstatement of accounts receivable in prior years. The total cumulative effect of these errors is to decrease previously reported pre-tax income by an amount currently estimated by management to range from $18 million to $25 million. The Company is currently working to determine the financial impact on each of the periods mentioned above. The Company’s independent registered public accounting firm has not reviewed or audited these estimates or ranges.
          The Company currently is working to complete the restatement analysis and, in order to correct the errors described above, intends to file such amendments to its previously filed SEC reports as may be required as soon as practicable.
          As a result of identifying the accounting errors described above, the Company believes there are one or more material weaknesses in its system of internal control over financial reporting that led to the need to restate its financial statements. To date, management has not completed its review and assessment of internal control, which upon completion will be disclosed in the Company’s Annual Report on Form 10-K for fiscal year 2008. New processes are being adopted and operational controls are being strengthened to address these issues going forward. Moreover, the Company’s independent registered public accounting firm has not reviewed management’s determination regarding such material weakness or provided an attestation report or other opinion on the Company’s system of internal control over financial reporting.
          The Company’s management and the Audit Committee have discussed the matters disclosed in this Item 4.02 with its independent registered public accounting firm, Ernst & Young LLP.

Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.
     The following exhibit is furnished herewith:
99.1	Press Release, issued by Harris Stratex Networks, Inc. on July 30, 2008 (furnished pursuant to Item 2.02).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS STRATEX NETWORKS, INC.
By:	/s/ Sarah A. Dudash
	Name:	Sarah A. Dudash
	Title:	Vice President and Chief Financial Officer

Date: July 30, 2008